Exhibit 99.1

CARMELL THERAPEUTICS CORPORATION

CONDENSED FINANCIAL STATEMENTS

CARMELL THERAPEUTICS CORPORATION

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current Assets:
Cash	$15,920	$128,149
Prepaid expenses	5,466	55,069
Deferred offering cost	1,317,369	394,147
Other current assets	—	28,175

Total Current Assets	1,338,755	605,540
Property and equipment, net of accumulated depreciation of $578,234 and $530,116, respectively	237,326	254,974
Operating lease right of use asset	787,710	859,331
Intangible assets, net of accumulated amortization of $44,301 and $42,044, respectively	26,445	28,702

Total Assets	$2,390,236	$1,748,547

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$3,661,474	$2,138,732
Accrued expenses and other liabilities	1,613,237	944,573
Accrued interest	1,008,755	477,720
Advance from related party	25,000	—
Promissory notes, net of debt discount of $40,281	708,219	—
Promissory notes-related parties, net of debt discount of $6,481	68,519	—
Convertible notes payable, net of debt discount of $0 as of June 30, 2023 and December 31, 2022	2,777,778	2,777,778
Derivative liabilities	4,697,138	826,980
Lease liability	134,769	129,502

Total Current Liabilities	14,694,889	7,295,285
Long-term Liabilities:
Lease liability, net of current portion	759,001	827,728

Total Liabilities	15,453,890	8,123,013

Commitments and Contingencies (see Note 8)
Mezzanine Equity
Series C-1 preferred stock, 41,000,000 shares authorized as of June 30, 2023 and December 31, 2022; 5,090,693 shares issued and outstanding as of June 30, 2023 and December 31, 2022	809,667	772,028
Series C-2 preferred stock, 75,500,000 shares authorized as of June 30, 2023 and December 31, 2022; 73,560,390 shares issued and outstanding as of June 30, 2023 and December 31, 2022	16,341,426	15,904,275
Series B preferred stock, 34,622,470 shares authorized as of June 30, 2023 and December 31, 2022; 33,801,226 shares issued and outstanding as of June 30, 2023 and December 31, 2022	7,025,434	7,025,434
Series A preferred stock, 19,968,051 shares authorized as of June 30, 2023 and December 31, 2022; 19,968,051 shares issued and outstanding as of June 30, 2023 and December 31, 2022	7,866,191	7,714,336
Stockholders’ Deficit:
Common stock, $.001 par value; 240,000,000 shares authorized at June 30, 2023 and December 31, 2022; 14,766,766 shares issued and outstanding as of June 30, 2023 and 14,531,511 at December 31, 2022	14,767	14,532
Additional paid-in capital	5,025,464	4,577,220
Accumulated deficit	(50,146,603)	(42,382,291)

Total Stockholders’ Deficit	(45,106,372)	(37,790,539)

Total Liabilities, Mezzanine Equity and Stockholders’ Deficit	$2,390,236	$1,748,547

The accompanying notes are an integral part of these condensed financial statements.

CARMELL THERAPEUTICS CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Six Months Ended June 30,
	2023	2022
Operating expenses:
Research and development	$1,563,982	$983,667
General and administrative	1,147,898	837,030
Depreciation and amortization of intangible assets	50,375	47,019

Total operating expenses	2,762,255	1,867,716

Loss from operations	(2,762,255)	(1,867,716)

Other income (expense):
Other income	34,080	10,874
Change in fair value of derivative liabilities	(3,870,158)	3,917,615
Interest expense	(531,034)	(491,764)
Amortization of debt discount	(8,300)	(1,437,821)

Total other income (expense)	(4,375,412)	1,998,904

(Loss) income before provision for income taxes	(7,137,667)	131,188
Provision for income taxes	—	—

Net (loss) income	(7,137,667)	131,188
Dividends on Series A, Series C-1, and C-2 preferred stock	(626,645)	(153,962)

Net loss attributable to common stockholders	$(7,764,312)	$(22,774)

Net loss per common share - basic and diluted	$(0.42)	$(0.00)

Weighted average of common shares outstanding - basic and diluted	18,307,002	37,730,698

The accompanying notes are an integral part of these condensed financial statements.

CARMELL THERAPEUTICS CORPORATION

CONDENSED STATEMENT OF STOCKHOLDERS’ DEFICIT

For the Six Months Ended June 30, 2023 and 2022

(Unaudited)

	Common Stock		Treasury Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at January 1, 2022	36,918,882	$36,919			$3,160,491	$(32,774,456)	$(29,577,046)
Accrued Series A preferred stock dividend	—	—			—	(153,962)	(153,962)
Issuance of common stock for service	203,666	204			26,273		26,477
Warrants issued in connection with notes	—	—			409,483	—	409,483
Repurchase of common stock	(7,825,387)	(7,825)	7,825,387	783	7,042	—	—
Cancellation of common stock	—	—	(7,825,387)	(783)	—	—	(783)
Stock-based compensation expense	—	—			342,866	—	342,866
Net income	—	—	—	—	—	131,188	131,188

Balance at June 30, 2022	29,297,161	$29,298	—	$—	$3,946,155	$(32,797,230)	$(28,821,777)

Balance at January 1, 2023	14,531,511	$14,532	—	—	$4,577,220	$(42,382,291)	$(37,790,539)
Accrued Series A preferred stock dividend	—	—	—	—	—	(151,855)	(151,855)
Accrued Series C-1 preferred stock dividend	—	—	—	—	—	(37,639)	(37,639)
Accrued Series C-2 preferred stock dividend	—	—	—	—	—	(437,151)	(437,151)
Exercise of common stock options	235,255	235	—	—	25,643	—	25,878
Warrants issued in connection with notes	—	—	—	—	55,062	—	55,062
Stock-based compensation expense	—	—	—	—	367,539	—	367,539
Net loss	—	—	—	—	—	(7,137,667)	(7,137,667)

Balance at June 30, 2023	14,766,766	$14,767	—	$—	$5,025,464	$(50,146,603)	$(45,106,372)

The accompanying notes are an integral part of these condensed financial statements.

CARMELL THERAPEUTICS CORPORATION

CONDENSED STATEMENT OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(7,137,667)	$131,188
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization of intangible assets	50,375	47,019
Amortization of debt discount	8,300	1,437,821
Amortization of ROU assets	71,621	76,521
Change in fair value of derivative liabilities	3,870,158	(3,917,615)
Stock-based compensation	367,539	369,343
Changes in operating assets and liabilities:
Prepaid expenses	49,603	(35,443)
Other current assets	28,175	—
Accounts payable	599,520	(677,785)
Accrued expenses and other liabilities	668,664	7,192
Lease liability	(63,460)	(63,859)
Accrued interest-related parties	—	35,704
Accrued interest - non-related parties	531,035	362,328

Net cash used in operating activities	(956,137)	(2,227,586)

Cash flows from investing activities:
Purchase of property and equipment	(30,470)	(3,579)

Net cash used in investing activities	(30,470)	(3,579)

Cash flows from financing activities:
Proceeds from convertible notes	—	2,687,514
Proceeds from promissory notes	748,500	—
Proceeds from promissory notes-related parties	75,000	—
Proceeds from exercise of stock options	25,878	—
Advance from related party	25,000	—
Repurchase of common stock	—	(783)
Payment of debt financing fee	—	(382,222)

Net cash provided by financing activities	874,378	2,304,509

Net (decrease) increase in cash	(112,229)	73,344
Cash - beginning of the period	128,149	12,362

Cash - end of the period	$15,920	$85,706

Supplemental cash flow information:
Interest paid	$—	$92,593

Income tax paid	$—	$—

Non-cash financing activity:
Warrants issued in connection with promissory notes	$46,800	$409,483

Warrants issued in connection with promissory notes-related parties	$8,262	$—

Accrued Series A preferred stock dividends	$151,855	$153,962

Accrued Series C-1 preferred stock dividends	$37,639	$—
Accrued Series C-2 preferred stock dividends	$437,151	$—

Initial recognition of derivative liabilities	$—	$1,267,860

Unpaid deferred offering costs	$923,222	$1,229,941

The accompanying notes are an integral part of these condensed financial statements.

CARMELL THERAPEUTICS CORPORATION

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS

Carmell Therapeutics Corporation (“Carmell” or the “Company”) was incorporated in the State of Delaware in November 2008. With operations in Pittsburgh, Pennsylvania, its mission is to expand and commercialize technology developed jointly at Carnegie Mellon University and Allegheny General Hospital. The proprietary technology enables the manufacture of biologically active plastics from blood plasma for treating injuries to bone and soft tissue and to promote hair growth and collagen production. These plastics are sterile, off-the-shelf, easy to handle, shape, and suture, have controlled degradation rates, and contain known bioactivity levels.

The Company is focused on products designed to enhance and accelerate healing and produce better clinical outcomes in orthopedic trauma, dental bone graft substitutes, advanced wound care, and aesthetic medicine. The Company is currently conducting research and development activities to operationalize certain patented technology that the Company owns and licenses. The Company is initiating and assessing regulatory efforts and pathways in Europe and the United States.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and the Russia-Ukraine war on the economy and the capital markets. It has concluded that while it is reasonably possible that such events could adversely affect the Company’s financial position, the specific impacts are not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The current challenging economic climate may lead to adverse changes in cash flows, working capital levels, and/or debt balances, which may also directly impact the Company’s future operating results and financial position. The ultimate duration and magnitude of the impact and the efficacy of government interventions on the economy and the financial effect on the Company is not known at this time. The extent of such impact will depend on future developments, which are highly uncertain and not in the Company’s control.

NOTE 2 — BUSINESS COMBINATION AGREEMENT

On January 4, 2023, Alpha Healthcare Acquisition Corp. III, a Delaware corporation (“Alpha” and, after the Business Combination, “New Carmell”), entered into a business combination agreement (the “Business Combination Agreement”) by and among Alpha, Candy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Alpha (the “Business Combination”).

Under the Business Combination Agreement, Alpha will acquire all of the outstanding equity interests of the Company in exchange for shares of Class A common stock of Alpha, par value $0.0001 per share (the “Class A Common Stock”), based on the Company’s implied equity value of $150,000,000, to be paid to the Company’s stockholders at the effective time of the Business Combination.

Under the Business Combination Agreement, at or prior to the effective time of the Business Combination, each option and warrant exercisable for the Company’s equity that is outstanding immediately prior to the effective time of the Business Combination shall be assumed by Alpha and continue in full force and effect on the same terms and conditions as are currently applicable to such options and warrants, subject to adjustments to exercise price and number of shares of Class A Common Stock issued upon exercise.

On July 11, 2023, at a special meeting of stockholders, the stockholders of Alpha approved the merger and other transactions contemplated by the Business Combination Agreement. The Business Combination closed on July 14, 2023, and the shares of New Carmell commenced trading on the Nasdaq Capital Market on July 17, 2023.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for interim financial information. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. These financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2022. The accompanying unaudited condensed financial statements include all adjustments of a normal recurring nature and necessary for the fair presentation of the results for the interim periods presented. Results for interim periods are not necessarily indicative of results to be expected for the full year.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transactions, and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation, or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, actual results could differ significantly from the estimates included in these financial statements.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has no cash equivalents as of June 30, 2023 and December 31, 2022.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance and repair charges are expensed as incurred. The assets are depreciated using the straight-line method using the following useful lives:

Lab equipment – 5-7 years

Leasehold improvements - The lesser of 10 years or the remaining life of the lease

Furniture and fixtures – 7 years

Intangible Assets

Intangible assets consist entirely of patent costs. The Company capitalizes legal costs directly associated with the submission of Company patent applications. Gross patent costs of $70,746 as of June 30, 2023 and December 31, 2022 are amortized on a straight-line basis over the patent term and are stated net of accumulated amortization of $44,301 and $42,044, respectively. No asset impairment was recognized during the six months ended June 30, 2023 and 2022. Amortization expense for the six months ended June 30, 2023 and 2022, was $2,257 and $2,239, respectively. Costs billed to the Company as reimbursement for third parties’ patent submissions are considered as license fees and expensed as incurred.

Offering Costs Associated with a Public Offering

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering.” ASC 340-10-S99-1 states that specific incremental costs directly attributable to a proposed or actual offering of equity securities incurred prior to the effective date of the offering may be deferred and charged against the gross proceeds of the offering when the offering occurs. The costs of an aborted offering may not be deferred and charged against the proceeds of a subsequent offering. In October 2022, the Company aborted an S-1 IPO Offering and started pursuing an acquisition by a SPAC. In October 2022, the Company wrote off the costs capitalized relating to the S-1 IPO. As of June 30, 2023 and December 31, 2022, the Company had capitalized deferred offering costs relating to the SPAC acquisition of $1,317,369 and $394,147, respectively.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying value of such assets may not be fully recoverable. Impairment is present when the sum of estimated undiscounted future cash flow expected to result from use of the assets is less than the carrying value. If impairment is present, the carrying value of the impaired asset is reduced to its fair value. Fair value is determined based on discounted cash flow or appraised values, depending on the nature of the assets. No impairment losses were recognized for long-lived assets for the six months ended June 30, 2023 and 2022.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities for tax years ended 2019 to 2022.

Fair Value Measurements and Fair Value of Financial Instruments

Our financial instruments consist primarily of accounts payable, accrued expenses, and short-term debt. The carrying value of accounts payable and accrued expenses approximates fair value because of the short-term maturity of such instruments.

We have categorized our assets and liabilities that are valued at fair value on a recurring basis into a three-level fair value hierarchy in accordance with GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3).

Assets and liabilities recorded in the balance sheet at fair value as of June 30, 2023 and December 31, 2022 are categorized based on a hierarchy of inputs as follows:

	Carrying	Fair Value Measurement Using
	Value	Level 1	Level 2	Level 3	Total
Derivative liability at June 30, 2023	$4,697,138	$—	$—	$4,697,138	$4,697,138
Derivative liability at December 31, 2022	$826,980	$—	$—	$826,980	$826,980

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	June 30, 2023	December 31, 2022
Balance, beginning of year	$826,980	$3,846,319
Initial recognition of derivative liability	—	1,321,860
Settled in Series C-2 preferred stock	—	(3,081,912)
Change in fair value of derivative liability	3,870,158	(1,259,287)

Balance, end of period	$4,697,138	$826,980

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - Inputs are unobservable inputs that reflect the reporting entity’s assumptions on the assumptions the market participants would use to price the asset or liability based on the best available information.

The fair value of the embedded derivatives in the convertible notes as of June 30, 2023 and December 31, 2022 was valued using a Monte-Carlo model and was based upon the following management assumptions:

	June 30, 2023	December 31, 2022
Stock price	$0.62	$0.16
Expected term (years)	0.25	0.04
Volatility	69.7%	55.1%
Risk-free interest rate	5.06%	4.38%
Probability of Qualified Financing or IPO	100.00%	50.00%
Probability of a Change in Control Event	0.00%	10.00%

The December 31, 2022 stock price was derived from a 409A valuation. The stock price at June 30, 2023 was based on the conversion ratio of Carmell shares into Alpha shares in connection with the Business Combination and the market price of the shares of Alpha, the acquiring public company, as of June 30, 2023. At June 30, 2023, there was a 100% probability of the business combination occurring. The volatility was determined from the historical volatility of comparable public companies over the expected terms. The term was based on the maturity date of the note. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued. The probability of a Qualified Financing or IPO and a Change of Control Event were based on the Company’s assessment of such an event occurring.

Research and Development Costs

The Company is currently conducting research and development activities to operationalize certain patented technology that the Company owns and licenses. The Company expenses costs related to these activities in the period incurred.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed like basic earnings per share, except the weighted average number of common shares outstanding is increased to include additional shares from the assumed exercise of share options if dilutive. The dilutive effect, if any, of convertible instruments or warrants is calculated using the treasury stock method. There are no outstanding dilutive instruments as the outstanding convertible instruments, and warrants would be anti-dilutive if converted or exercised as of June 30, 2023 and 2022.

The following table summarizes the securities that were excluded from the diluted per share calculation because the effect of including these potential shares was anti-dilutive due to the Company’s net loss position even though the exercise price could be less than the average market price of the common shares:

	Six Months Ended June 30,
	2023	2022
Series A Preferred Stock (if converted)	19,968,051	19,968,051
Series B Preferred Stock (if converted)	33,801,226	32,917,690
Series C-1 Preferred Stock (if converted)	5,090,693	—
Series C-2 Preferred Stock (if converted)	73,560,390	—
Stock Options	37,135,725	35,690,469
Common Stock Warrants (penny warrants excluded)	1,677,086	1,758,975
Preferred Stock Warrants	3,758,186	1,704,759
Convertible Notes	34,423,019	17,142,832

Total	209,414,376	109,182,776

Stock-Based Compensation

The Company applies the provisions of ASC 718, Compensation-Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees, including employee stock options, in the statements of operations.

For stock options issued to employees and members of the Board of Directors (the “Board) for their services, the Company estimates each option’s grant date fair value using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates, and expected dividend yields of the common stock. For awards subject to service-based vesting conditions, including those with a graded vesting schedule, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, generally the vesting term. Forfeitures are recorded as incurred instead of estimated at the time of grant and revised.

Under Accounting Standards Update (“ASU”) 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, the Company accounts for stock options issued to non-employees for their services in accordance with ASC 718. The Company uses valuation methods and assumptions to value the stock options that are in line with the process for valuing employee stock options noted above.

Leases

The Company adopted ASC Topic 842, Leases, as amended, on January 1, 2020. We elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed the Company not to separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease.

The Company’s leases consist of leaseholds on office space. The Company determines if an arrangement contains a lease at inception as defined by ASC 842. To meet the definition of a lease under ASC 842, the contractual arrangement must convey to us the right to control the use of an identifiable asset for a period of time in exchange for consideration. Right of Use (“ROU”) assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

Recent Accounting Pronouncements

On June 30, 2022, the FASB issued ASU 2022-03, which (1) clarifies the guidance in ASC 820 on the fair value measurement of an equity security that is subject to a contractual sale restriction and (2) requires specific disclosures related to such equity security. The amendments in ASU 2022-03 are consistent with the principles of fair value measurement under which an entity is required to consider characteristics of an asset or liability if other market participants would also consider those characteristics when pricing the asset or liability. Specifically, the ASU clarifies that an entity should apply these fair value measurement principles to equity securities subject to contractual sale restrictions. The Company does not believe that, if adopted, ASU 2022-03 would have a material effect on the Company’s financial statements.

NOTE 4 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of June 30, 2023 and December 31, 2022, the Company had cash of $15,920 and $128,149, respectively, and an accumulated deficit of $50,146,603 and $42,382,291, respectively. The Company’s liquidity needs up to June 30, 2023 have been satisfied through debt and equity financing.

For the six months ended June 30, 2023 and 2022, the Company had a loss from operations of $2,762,255 and $1,867,716, respectively, and negative cash flows from operations of $956,137 and $2,227,586, respectively.

Due to its current liabilities and other potential liabilities, the cash available to the Company may not be sufficient to allow the Company to operate for at least 12 months from the date these financial statements are available for issuance. The Company may need to raise additional capital through equity or debt issuances. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

On July 19, 2022, the Company defaulted on the January 2022 convertible notes. Pursuant to the terms of the note, upon an event of default, there would be a 25% increase to the outstanding principal in addition to the interest rate increase from 10% to 18%.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	June 30, 2023	December 31, 2022
Lab equipment	$696,648	$666,178
Leasehold improvements	115,333	115,333
Furniture and fixtures	3,579	3,579

	815,560	785,090
Less: accumulated depreciation	(578,234)	(530,116)

Property and equipment, net	$237,326	$254,974

Depreciation expense was $48,118 and $44,780 for the six months ended June 30, 2023 and 2022, respectively.

NOTE 6 — ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following amounts:

	June 30, 2023	December 31, 2022
Accrued compensation	$1,509,222	$916,934
Other	104,015	27,639

Accrued expenses and other liabilities	$1,613,237	$944,573

Accrued compensation is a non-interest bearing liability for employee payroll outstanding on June 30, 2023 and December 31, 2022. This includes compensation earned during the years 2019 to 2023.

NOTE 7 — CONVERTIBLE NOTES AND PROMISSORY NOTES

Series 1 Convertible Notes

These convertible notes have been issued between July 9, 2018 (the first initial closing) and September 13, 2019. All of the notes were issued with the same maturity date, July 8, 2021 (three years from the initial closing). The notes bear interest at 8%, have no monthly payments, and are due in full with a balloon payment on the maturity date. The notes contain an embedded conversion feature whereby the outstanding principal and accrued and unpaid interest are automatically convertible upon a Qualified Financing, which is defined as new series of preferred stock whose rights, preferences, or privileges are senior to the existing Series B preferred stock, with gross proceeds of at least $5,000,000, into the same shares (preferred stock) as issued in the offering. The conversion price is the lesser of (i) the price per share for the new preferred stock purchased in the Qualified Financing, multiplied by eighty percent (80%) and (ii) the price per share equal to the quotient of $20,000,000, divided by, the number of outstanding shares of the Company’s common stock and preferred stock, plus any outstanding warrants for capital stock of Company, outstanding stock options to purchase common stock and any shares of common stock reserved for issuance under the Company’s stock incentive plan. The outstanding principal and all accrued and unpaid interest are also convertible into the same series of stock issued at the holders’ option if there is a non-qualified financing, which is the sale of a new series of preferred stock that does not qualify as a Qualified Financing. The conversion price is the same as the automatic conversion under a Qualified Financing. This conversion feature meets the definition of a derivative and was valued using the Monte Carlo model, with the fair value of the derivative being recorded as a derivative liability (see Note 2) and debt discount at the time of issuance. The maturity date of the notes was extended on July 8, 2021 to September 9, 2021, on September 9, 2021 to July 9, 2022, and again on January 6, 2022 to July 9, 2023. Management determined that these extensions were debt modifications. On September 23, 2022, a Qualified Financing occurred, at which point all outstanding principal and accrued and unpaid interest were converted to Preferred Series C-2 Shares. The principal and interest converted was $6,109,560 and $1,829,865, respectively, which converted into 35,686,682 and 10,688,464 shares, respectively, at a ratio of $0.1712 per share. The fair value of the shares issued was $15,595,283. The fair value of the derivative upon conversion was $1,938,481. The Company incurred interest expense of $242,373 and amortization of debt discount expense of $0 during the six months ended June 30, 2022. Certain of these notes are with related parties (see Note 11).

Series 2 Convertible Notes

These convertible notes have been issued between September 25, 2019 (the first initial closing) and December 31, 2021. All of the notes were issued with the same maturity date, September 24, 2022 (three years from the initial closing). The notes bear interest at 8%, have no monthly payments, and are due in full with a balloon payment on the maturity date. The notes contain an embedded conversion feature whereby the outstanding principal and accrued and unpaid interest are automatically convertible upon a Qualified Financing, which is defined as new series of preferred stock whose rights, preferences, or privileges are senior to the existing Series B preferred stock, with gross proceeds of at least $5,000,000, into the same shares (preferred stock) as issued in the offering. The conversion price is the lesser of (i) the price per share for the new preferred stock purchased in the Qualified Financing, multiplied by eighty percent (80%) and (ii) the price per share equal to the quotient of $20,000,000, divided by, the number of outstanding shares of the Company’s common stock and preferred stock, plus any outstanding warrants for capital stock of Company, outstanding stock options to purchase common stock and any shares of common stock reserved for issuance under the Company’s stock incentive plan. The outstanding principal and all accrued and unpaid interest are also convertible into the same series of stock issued at the holders’ option if there is a non-qualified financing, which is the sale of a new series of preferred stock that does not qualify as a Qualified Financing. The conversion price is the same as the automatic conversion under a Qualified Financing. This conversion feature meets the definition of a derivative and was valued using the Monte Carlo model, with the fair value of the derivative being recorded as a derivative liability

(see Note 2) and debt discount at the time of issuance. On September 23, 2022, a Qualified Financing occurred, at which point all outstanding principal and accrued and unpaid interest was converted into Preferred Series C-2 Shares. The principal and interest converted was $3,965,455 and $629,920, respectively, which converted into 23,162,704 and 3,679,439 shares, respectively, at a ratio of $0.1712 per share. The fair value of the shares issued was $5,717,377. The fair value of the derivative upon conversion was $1,122,002. The Company incurred interest expense of $149,303 and amortization of debt discount expense of $684,890 during the six months ended June 30, 2022.

Other Convertible Note

The Company issued a convertible note to an economic development fund for $50,000 on June 24, 2020. The note is non-interest bearing, has no monthly payments, and is due in full with a balloon payment on June 23, 2025. The note contains an embedded conversion feature whereby the note holder can convert the shares at a discount in the event of a Qualified Financing or a change in control event. This conversion feature meets the definition of a derivative and was valued using the Monte Carlo model, with the fair value of the derivative being recorded as a derivative liability (see Note 2) and debt discount at the time of issuance. On September 23, 2022, a Qualified Financing occurred, at which point all outstanding principal was converted to Preferred Series C-2 Shares. The principal converted was $50,000, which converted into 343,157 shares at a ratio of $0.1457 per share. The fair value of the shares issued was $73,092. The fair value of the derivative upon conversion was $23,092. The debt discount at the time of conversion was $47,872, which was written off as a loss on debt extinguishment. During the six months ended June 30, 2022, there was $706 of amortization of debt discount.

January 2022 Convertible Notes

On January 19, 2022, the Company issued two senior secured convertible notes (the “Convertible Notes”) of $1,111,111 each to two investors (“Holders”), due on January 19, 2023. The notes bear interest at 10% (18% upon default). The Company is required to make monthly interest payments for the interest incurred and required monthly principal payments of $158,730 beginning on July 19, 2022. The notes are collateralized by all assets (including current and future intellectual property) of the Company. These two notes were issued with a 10% discount and were subject to an 8% commission due to the underwriter. These fees were recorded as debt discount. In addition, the Holders received from the Company a warrant to subscribe for and purchase up to 1,885,796 shares (3,771,592 shares in total) of the Company’s common stock. Each warrant is exercisable at a price of $0.01 per warrant share, vests immediately upon closing (the “Initial Exercise Date”) and has a term of 5 years. The fair value of the warrants was $409,483, which was recorded as debt discount. The senior secured convertible notes are convertible at the option of the Holders into shares of common stock at a fixed conversion price equal to the lesser of $0.22 per share and a 25% discount to the price of the common stock in a Qualified Offering (as adjusted, the “Conversion Price”). In the event units consisting of common stock and warrants are issued in a Qualified Offering, the senior secured convertible notes shall be convertible into common stock and warrants. If, at any time while the Convertible Note is outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents entitling any Person to acquire shares of common stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price”), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such common stock or common stock equivalents are issued. Multiple events during the year ended December 31, 2022 triggered the down-round feature of the base conversion price. As of June 30, 2023 and December 31, 2022, the Base Conversion Price was $0.11.

The conversion feature within these convertible notes meets the requirements to be treated as a derivative. Accordingly, the Company estimated the fair value of the convertible notes derivative using the Monte Carlo Method as of the date of issuance. The fair value of the derivative was determined to be $1,110,459 at the time of issuance and was recorded as a liability with an offsetting amount recorded as a debt discount. The derivative is revalued at the end of each reporting period, and any change in fair value is recorded as a gain or loss in the statement of operations.

Proceeds from the sales of the Convertible Notes with stock purchase warrants were allocated to the two elements based on the relative fair value of the notes without the warrants and the warrants themselves at the time of issuance. The total amount allocated to warrants was $409,483 and accounted for as paid-in capital. The discount amount was calculated by determining the aggregate fair value of the warrants using the Black-Scholes Option Pricing Model.

On July 19, 2022, the Company defaulted on the debt. Under the terms of the note, upon an event of default, there would be a 25% increase to the outstanding principal, in addition to the interest rate increasing from 10% to 18%. Upon the event of default, the unamortized debt discount of $958,899 was accelerated and expensed. The outstanding principal balance of the notes was $2,777,778 at June 30, 2023 and December 31, 2022. During the six months ended June 30, 2023, interest expense for these notes was $531,034, consisting of $250,000 of interest and $281,034 of late fees and penalties. During the six months ended June 30, 2022, interest expense for these notes was $100,088. Amortization of debt discount expense for these notes was $752,225 for the six months ended June 30, 2022.

On November 2, 2022, the Company received a letter (“Notice of Acceleration”) from one of the Holders, notifying an Event of Default. As of the date of issuance, the Company is currently in default on these notes.

An Agreement Subsequent to the Notice of Acceleration

The Company entered into an agreement with one of the Holders (“Puritan”) in connection with the Notice of Acceleration on December 19, 2022. Pursuant to the agreement, Alpha and the Company each represented and warranted to Puritan that (i) it intends to enter into a business combination agreement (“the Business Combination Agreement”) among Alpha, the Company and Merger Sub ( as defined in the Business Combination Agreement, (ii) there will be no conditions to closing relating to Alpha or its affiliates delivering a certain amount of cash to the Company at closing of the Business Combination (the “Closing”), (iii) the only conditions to Closing of the merger are as set forth in Sections 6.1 through Section 6.3 of the Business Combination Agreement, (iv) upon entering into such Business Combination Agreement, such parties shall have a commitment letter from a third party to provide capital in an amount sufficient to the surviving company to the Business Combination to, among other things, repay all amounts due and owing at such time to Puritan at the Closing, (v) the equity valuation ascribed to the Company in the Business Combination Agreement is $150 million, and (vi) such Business Combination Agreement shall not place any restrictions on Puritan’s ability to transfer any of its securities, including, without limitation, the shares underlying the Puritan Warrant. The Company agreed it would not pay any other debtholder on account of interest or principal during the forbearance period hereunder.

Based on the representations and warranties, and agreements above and in consideration of the Company’s agreement to pay Puritan at the Closing; (i) the outstanding principal amount, plus accrued interest, late fees and all other amounts then owed as specified in the 2022 Note, including without limitation, Sections 8(b) and 2(c) of the 2022 Note (the “2022 Note Payoff Amount”) - as of the date of such agreement, the parties acknowledged that $1,610,413 was due ($1,627,749 as of December 31, 2022) and owed under the 2022 Note and (ii) 25,000 freely tradable shares of Alpha (not subject to lock-up or any other restrictions on transfer) at a price of $10.00 per common share (i.e., the price per share of common stock to the equity holders of the Company in the Business Combination), Puritan withdrew and rescinded the Notice of Acceleration, and such Notice of Acceleration was deemed null and void and had no further force or effect. Puritan further agreed that, based on the representations and warranties, and agreements contained in such agreement, it shall not issue any further notices of acceleration or default notices under the 2022 Note or other 2022 Note Documentation, seek repayment of any amounts due under the 2022 Note, or seek to exercise any other remedies contained in the 2022 Note or other 2022 Note Documentation in regard to non-payment of the 2022 Note, from the Effective Date until the Outside Date (as defined below).

Notwithstanding the foregoing, the Notice of Acceleration will be automatically reinstated with an effective date of November 2, 2022, upon the earliest to occur of (i) June 30, 2023, if the Closing has not occurred prior to such date, (ii) the Company and/or Alpha provide notice to Puritan that they have mutually agreed not to pursue a business combination transaction, or (iii) Alpha or the Company publicly announce that the Business Combination Agreement has been terminated by either party (the first occurrence of (i), (ii) or (iii), the “Outside Date”)

2023 Promissory Notes

During the six months ended June 30, 2023, the Company received $823,500 from 25 zero coupon Promissory Notes (the “Notes”). Three of the notes were from related parties and represented $75,000 of the borrowings. The Notes have a 12-month maturity date with a balloon payment and provide for the issuance of 258,353 common stock warrants at an exercise price of $0.88 and a term of 5 years. The stock price for warrants issued during the three months ended March 31, 2023 was $0.16 and was determined based on a 409a valuation as, at the time, there was still some uncertainty about the Business Combination. As discussed in Note 3, during the three months ended June 30, 2023, the probability of the Business Combination was determined to be 100%, and the stock price for those warrants was $0.62. It was based on the conversion ratio of Carmell shares into Alpha shares in connection with the Business Combination and the market price of the shares of Alpha, the acquiring public company.

The warrants became fully vested on the issuance date. As discussed in Note 2, the Company entered into a definitive agreement to merge with Alpha (the post-merger entity “New Carmell”). On the maturity dates, the Company will pay to note holders the principal in cash or, at the option of the Company, in shares of common stock of New Carmell at the average of the 10-day volume weighted average price if, in the reasonable judgment of the Board of Directors of the Company, at the time of such election, New Carmell Common Stock is listed on a stock exchange or is otherwise freely tradeable.

Proceeds from the sales of the Convertible Notes with stock purchase warrants were allocated to the two elements based on the relative fair value of the notes without the warrants and of the warrants themselves at time of issuance. The total amounts allocated to warrants were $55,062 and accounted for as paid-in capital. The discount amount was calculated by determining the aggregate fair value of the warrants using the Black-Scholes Option Pricing Model. As of June 30, 2023, there was $46,762 of unamortized debt discount. During the six months ended June 30, 2023, there was $8,300 of amortization of debt discount.

Advance from Related Party

The Company received a non-interest bearing advance of $25,000 from a member of the Board of Directors, which is outstanding as of June 30, 2023. Subsequent to June 30, 2023, the advance was converted to a promissory note with the same terms noted above in 2023 Promissory Notes.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

On January 30, 2008, the Company and Carnegie Mellon University (“CMU”) entered into a License Agreement, as amended by that certain Amendment No. 1 to the Amended Exclusive License Agreement, dated as of July 19, 2011, as further amended by that certain Amendment No. 2 to the Amended Exclusive License Agreement, dated as of February 8, 2016, as further amended by that certain Amendment No. 3 to the Amended Exclusive License Agreement, dated as of February 27, 2020 and as further amended by that certain Amendment No. 4 to the Amended Exclusive License Agreement, dated November 23, 2021 (collectively, the “Amended Exclusive License Agreement”). This License Agreement provides the Company an exclusive, worldwide right to use certain technology of CMU relating to biocompatible plasma-based plastics to make, have made, use, and otherwise dispose of licensed products and to create derivatives for the field of use. The Company is required to use its best efforts to effect the introduction of the licensed technology into the commercial market as soon as possible and meet certain milestones as stipulated within the agreement. CMU retains the right to use any derivative technology developed by the Company due to its use of this technology and retains the intellectual property rights to the licensed technology, including patents, copyrights, and trademarks.

This agreement is effective until January 30, 2028, or until the expiration of the last-to-expire patent relating to this technology, whichever comes later, unless otherwise terminated under another provision within the agreement. Failure to perform in accordance with the agreed-upon milestones is grounds for CMU to terminate the agreement prior to the expiration date. As a partial royalty for the license rights, the Company issued 66,913 shares of the Company’s common stock to CMU. In addition, in 2008, the Company issued a warrant in 2008 for common stock to be exercised upon the earlier of (a) the Company’s cumulative capital funding and/or receipt of cumulative revenues collectively equals the sum of $2,000,000 or (b) thirty (30) days prior to any change in control event that provides for the issuance of shares that, when added to the number of shares then held by CMU, results in an amount equal to 8.2% of the outstanding shares of the Company. In 2011, CMU exercised the warrant in full, and the Company issued 1,607,705 shares of Common Stock. Prior to a qualified initial public offering or a qualified sale, CMU has the right to subscribe for additional equity securities to maintain its then percentage of ownership in the Company.

Royalties payable by the Company to CMU are 2.07% of net sales, as defined in the License Agreement. No royalties are due or payable for three (3) years following the effective date or until the closing of a change in control event, whichever occurs sooner. The Company shall also pay CMU 25% of any sublicense fees received, due, and payable upon receipt of the sublicense fees by the Company. All payments due to CMU are due within sixty (60) days after the end of each fiscal quarter. All overdue payments bear interest at a rate equal to the Prime rate in effect at the date such amounts are due plus 4%. Royalties accrued and paid during the six months ended June 30, 2023 and 2022, were $0.

The Company is obligated to reimburse CMU for all patent expenses and fees incurred to date by CMU for the licensed technology at the earlier of (1) three years from the effective date; (2) the closing date of a change in control event; (3) for international patents, from the start of expenses for patenting outside of the United States of America. There were no reimbursed expenses and no owed related to reimbursable expenses for the six months ended June 30, 2023 and 2022, respectively.

NOTE 9 — PROFIT-SHARING PLAN

The Company has a 401(k) profit-sharing plan covering substantially all employees. The Company’s discretionary profit-sharing contributions are determined annually by the Board. No discretionary profit-sharing contributions were made to the plan during the six months ended June 30, 2023 and 2022.

NOTE 10 — MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

Authorized Capital

In September 2022, the Company filed the Fourth Amended and Restated Certificate of Incorporation (the “Restated Certificate”). Such Restated Certificate shall, among other things: (i) terminate the Series C Convertible Preferred Stock, par value $0.001 per share, (ii) create a new Series C-1 Convertible Preferred Stock, par value $0.001 per share, having the terms set forth in the Restated Certificate; and (iii) create a new Series C-2 Convertible Preferred Stock, par value $0.001 per share. As a result of the amendment, the total number of shares of stock which the Company had authority to issue was 240,000,000 shares of common stock with a par value of $0.001 per share, and 171,090,521 shares of Preferred Stock, with 19,968,051 designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), and 34,622,470 designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), and 41,000,000 designated as Series C-1 Convertible Preferred Stock (“Series C-1 Preferred Stock”), and 75,500,000 designated as Series C-2 Convertible Preferred Stock (“Series C-2 Preferred Stock”).

Common Stock

Each share of common stock is entitled to one vote at all meetings of stockholders provided that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation.

Preferred Stock

Since the preferred stock may be redeemed at the option of the holder, but is not mandatorily redeemable, the redeemable preferred stock has been classified as mezzanine equity and initially recognized at fair value of the proceeds on the date of issuance less issuance costs.

Series A Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock accrue cumulative dividends at a per annum rate of 7% calculated on the original issue price of $0.2203, $0.2130, and $0.1712 per share (the “Original Issue Price”), respectively. Such dividends accrue on each share of preferred stock commencing on the date of issuance. Accrued dividends are not to be paid, other than upon a liquidation event or a redemption of the preferred stock, unless so declared by the Board, in which case the dividends so declared and paid shall reduce the dividends accrued on the preferred stock. In addition, if the Company pays a dividend on its common stock, it must first pay accrued dividends on preferred stock and then pay a dividend equivalent to the dividend on its common stock.

As of June 30, 2023, the Company has accrued dividends of $3,406,658, $47,109, and $676,255 for Series A Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock, respectively. As of December 31, 2022, the Company has accrued dividends of $3,254,803, $9,470, and $239,104 for Series A Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock, respectively. The Company accrued dividends of $151,855, $37,639, and $437,151 for Series A Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock during the six months ended June 30, 2023.

Each share of preferred stock is convertible into one share of common stock at any time, at the holder’s option, subject to adjustments for stock dividends, splits, combinations, certain issuances at prices below the issue price of preferred stock, and certain other events. Holders of preferred stock are entitled to cast the number of votes equal to the number of shares of common stock into which shares are convertible. The holders of Series A Preferred Shares, exclusively and as a separate class, are entitled to elect one director of the Company. The holders of common stock, exclusively and as a separate class, are entitled to elect one director of the Company who must be the then-sitting Chief Executive Officer of the Company, and one director shall be selected and nominated by the then-sitting directors of the Company.

In the event of any distributions in cash or other property prior to a Deemed Liquidation Event as defined in the Restated Certificate, 70% of the distributions shall be paid ratably to the holders of Series B Preferred Stock before any payment made to the holders of Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series A Preferred Stock, and common stock.

In the event of the liquidation or dissolution of the Company, the holders of Series C-1 Preferred Stock and Series C-2 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to the Company’s stockholders before any payment shall be made to the holders of Series A Preferred Stock, Series B Preferred Stock, and common stock at the Original Issue Price per share plus any accrued but unpaid cumulative dividends, as applicable. Additional proceeds shall then be distributed to holders of Series B Preferred Stock at the Original Issue Price per share and then to the holders of Series A Preferred Stock at the Original Issue Price per share, plus the accrued but unpaid cumulative dividends before any payment shall be made to the holders of common stock. Any additional proceeds thereafter shall be distributed on a pro-rata basis to holders of preferred and common stock.

2009 Stock Incentive Plan

The Company has authorized the issuance of 45,072,120 shares under its 2009 Stock Incentive Plan (the “Plan”). Under the Plan, the Board may grant incentive and nonqualified stock options to purchase shares of the Company’s common stock to employees and other recipients as determined by the Board. The exercise price per share for an option granted to employees owning stock representing more than 10% of the Company at the time of the grant cannot be less than 110% of the fair market value. Incentive and nonqualified stock options granted to all persons shall be granted at a price no less than 100% of the fair market value and any price determined by the Board. Options expire no more than ten years after the date of the grant. Incentive stock options to employees owning more than 10% of the Company expire no more than five years after the date of grant. The vesting of stock options is determined by the Board. Generally, the options vest over a four-year period at a rate of 25% one year following the date of grant, with the remaining shares vesting equally on a monthly basis over the subsequent thirty-six months. Stock options are valued based on a hybrid approach combining a valuation approach (based on initial public offerings transactions and a market approach - option pricing model) and an equity allocation method.

Warrant and Option Valuation

The Company computes the fair value of warrants and options granted using the Black-Scholes option pricing model. The expected term used for warrants and options issued to non-employees is the contractual life, and the expected term used for options issued to employees and directors is the estimated period that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” grants for stock options. The Company utilizes an expected volatility figure based on a review of the historical volatilities over a period equivalent to the expected life of the instrument valued by similarly positioned public companies within its industry. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued. The Company’s stock price is derived from a 409a valuation.

Warrants Outstanding

The following table presents information related to common stock warrants for the six months ended June 30, 2023:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding and exercisable, December 31, 2022	5,190,325	$0.13	3.32
Warrants issued	258,353	0.88	—
Warrants exercised	—	—	—
Warrants expired/cancelled	—	—	—

Outstanding and exercisable, June 30, 2023	5,448,678	$0.16	2.92

The intrinsic value of the common stock warrants as of June 30, 2023 was $2,543,155.

The following table presents information related to Series B preferred stock warrants for the year ended June 30, 2023:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding and exercisable, December 31, 2022	821,253	$0.22	4.16
Warrants issued	—	—	—
Warrants exercised	—	—	—
Warrants expired/cancelled	—	—	—

Outstanding and exercisable, June 30, 2023	821,253	$0.22	3.67

The intrinsic value of the Series B warrants as of June 30, 2023 was $324,477.

The following table presents information related to Series C-1 preferred stock warrants for the six months ended June 30, 2023:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding and exercisable, December 31, 2022	2,936,933	$0.16	9.73
Warrants issued	—	—	—
Warrants exercised	—	—	—
Warrants expired/cancelled	—	—	—

Outstanding and exercisable, June 30, 2023	2,936,933	$0.16	9.24

The intrinsic value of the Series C-1 warrants as of June 30, 2023 was $1,493,137.

Option Activity and Summary

A summary of the option activity during the six months ended June 30, 2023 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Aggregate Intrinsic Value
Outstanding, December 31, 2022	36,320,980	$0.13	8.07	$1,083,492
Granted	1,250,000	0.16
Exercised	(235,255)	0.11
Expired/Cancelled	(200,000)	0.11

Outstanding, June 30, 2023	37,135,725	$0.13	7.68	$17,973,338

Vested/Exercisable, June 30, 2023	17,686,471	$0.13	6.81	$8,663,411

The weighted average fair value of the options granted during the six months ended June 30, 2023 was $0.12 per share, based on a Black Scholes option pricing model using the following assumptions:

Expected volatility	76.3%
Expected term of option	6 years
Range of risk-free interest rate	3.55% -3.75%
Dividend yield	—

During the six months ended June 30, 2023 and 2002, the Company recorded stock-based compensation expense for options of $367,539 and $342,866, respectively. As of June 30, 2023, there was approximately $1.77 million of total unrecognized compensation expense related to unvested stock options, which will be recognized over the weighted average remaining vesting period of 2 years.

NOTE 11 – RELATED PARTIES

A member of the Board of Directors holds investments in the Company through various venture capital firms. Certain family members of the CEO invested in Series B Preferred Shares, Series C-1 Preferred Shares, and Convertible Notes. The Convertible notes were converted into Series C-2 Preferred Stock on September 23, 2022.

The following table summarizes the related party transactions/balances in the Company at June 30, 2023 and December 31, 2022:

	June 30, 2023		December 31, 2022
	Dollars	Shares	Dollars	Shares
Series A Preferred Stock and Dividends
Board Member	$877,054	4,222,223	$877,054	4,222,223
Dividends Earned	710,125		678,694

	$1,587,179		$1,555,748

Series B Preferred Stock
Board Member	$887,049	5,094,537	$887,049	5,094,537
Immediate Family 1	103,244	780,967	103,244	780,967

	$990,293	5,875,504	$990,293	5,875,504

Series C-1 Preferred Stock
Immediate Family 1	$50,000	234,742	$50,000	234,742
Accrued Dividends	1,745		10

	$51,745		$50,010

Series C-2 Preferred Stock
Board Member	$1,049,381	6,129,561	$1,049,381	6,129,561
Immediate Family 1	64,981	379,560	64,981	379,560
Immediate Family 2	64,279	375,464	64,279	375,464

	$1,178,641	6,884,585	$1,178,641	6,884,585

Series C-2 Accrued Dividends
Board Member	$56,350		$19,924
Immediate Family 1	3,849		1,234
Immediate Family 2	3,452		1,220

	$63,651		$22,378

In 2020, the Company granted 148,854 options to Immediate Family Member 2 for a fair value of $12,925 for consulting services. For each of the six months ended June 30, 2023 and 2022, the Company incurred an expense of $1,601 for these stock options.

As discussed in Note 7, the Company received an advance from a member of the Board of Directors and received proceeds from the issuance of promissory notes to related parties.

NOTE 12 – SUBSEQUENT EVENTS

Axolotl Biologix Acquisition

On July 26, 2023, Alpha entered into an Agreement and Plan of Merger (the “AxBio Merger Agreement”), by and among Alpha, Aztec Merger Sub, Inc. and Axolotl Biologix, Inc. (“AxBio”), which provides for, among other things, the merger of AxBio with and into Aztec Merger Sub, Inc., with AxBio being the surviving corporation of the merger and a direct, wholly owned subsidiary of Alpha (the “AxBio Acquisition”). The AxBio Acquisition closed on August 9, 2023. Pursuant to the terms of the AxBio Merger Agreement, all of the issued and outstanding shares of AxBio (other than the Dissenting Shares (as defined in the AxBio Merger Agreement) and the shares held in treasury) were canceled in exchange for aggregate consideration of (i) up to approximately $8.0 million in cash (the “Closing Cash Consideration”), (ii) a number of shares of Alpha’s common stock equal to (1) $57.0 million divided by (2) the value weighted average price of the common stock (the “VWAP”) for the 30 consecutive trading days immediately preceding the closing of the AxBio Acquisition (such consideration the “Closing Share Consideration”), and (iii) up to $9.0 million in cash and up to $66.0 million in shares of common stock that are subject to a performance based earn-out, subject to customary adjustments at closing for cash, working capital, transaction expenses and indebtedness, and amounts held back by Alpha. The AxBio Merger Agreement contains representations, warranties, and indemnification provisions customary for transactions of this kind.

On August 9, 2023, the Company entered into that certain First Amendment to the AxBio Merger Agreement (the “Amendment”) which amended certain terms of the AxBio Merger Agreement. The Amendment changed the structure of the AxBio Acquisition to provide that, following the merger of AxBio with and into Aztec Merger Sub, Inc., with AxBio surviving, AxBio would merge with and into Axolotl Biologix, LLC, with Axolotl Biologix, LLC being the surviving corporation of the merger and a direct, wholly owned subsidiary of the Company, and waived the condition requiring AxBio to deliver its audited financial statements upon closing in exchange for the $8.0 million of Closing Cash Consideration otherwise payable upon closing pursuant to the AxBio Merger Agreement becoming payable and contingent upon receipt of such audited financial statements.

On August 9, 2023, the Company completed the AxBio Acquisition. In connection with the closing of the AxBio Acquisition, the Company issued 3,845,337 shares of its common stock and 4,243 shares of a newly designated series of Series A Convertible Voting Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), in exchange for all the issued and outstanding shares of AxBio as part of the consideration paid in connection with the AxBio Acquisition. The Closing Share Consideration was calculated using a 30-day average of daily VWAP of $7.05 per share. In addition to the shares of common stock and the Preferred Stock, the consideration included the Closing Cash Consideration, payable upon delivery of AxBio’s audited financial statements, as well as the Future Consideration. The number of shares of common stock issued at the closing of the AxBio Acquisition is limited to 19.99% of the total number of shares of the Company’s common stock issued and outstanding immediately prior to the closing. Pursuant tothe Certificate of Designation of Preferences, Rights and Limitations of the Preferred Stock, which was filed by the Company with the Secretary of State of Delaware on the closing date of the AxBio Acquisition in accordance with Section 151(a) of the Delaware General Corporation Law, each share of Preferred Stock will automatically convert into 1,000 shares of common stock upon stockholder approval of the issuance of the shares of common stock issuable upon such conversion and shall cease to have any rights other than with respect to conversion.

Stock Option Grants

In July 2023, the company made grants of 267,698 options to certain employees for shares of its common stock pursuant to the Company’s long-term incentive plan. These stock options expire ten years from the grant date, have a weighted average exercise price of $3.00, and vest over 5 years.